Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this May 3, 2011 (the “Effective Date”), by and between Willdan Group, Inc., a Delaware corporation (“Company”), and Kimberly D. Gant, an individual (“Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. Company desires to employ Executive to carry out the duties and responsibilities described below on the terms and conditions hereinafter set forth.

B. This Agreement shall be effective immediately and shall govern the employment relationship between Executive and Company from and after the Effective Date, and, as of the Effective Date, supersedes and negates all previous agreements and understandings with respect to such relationship (including, without limitation, the Employment Agreement by and between Company and Executive dated July 23, 2007 and subsequently amended as of April 22, 2009 (the “Prior Employment Agreement”)).

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Retention and Duties.

1.1                          Retention.  Company hereby agrees to continue to employ Executive for the Employment Period (as defined in Section 2), on the terms and conditions set forth in this Agreement.  Executive hereby accepts and agrees to such employment on the terms and conditions so set forth.

1.2                          Duties.  During the Employment Period, Executive shall serve Company as its Chief Financial Officer and shall have the powers, duties and obligations of management usually vested in such position, subject to the directives of Company’s Board of Directors (the “Board”) and the corporate policies of Company as they are in effect from time to time throughout the Employment Period, including, without limitation, Company’s business conduct and ethics policies, as they may change from time to time.  During the Employment Period, Executive shall report solely to the Chief Executive Officer.

1.3                          No Other Employment; Minimum Time Commitment.  During the Employment Period, Executive shall both (i) devote substantially all of Executive’s business time, energy and skill to the performance of Executive’s duties for Company, and (ii) hold no other employment.  Executive’s service on the boards of directors (or similar body) of other business entities, or the provision of other services thereto, is subject to the prior written approval of the Board, which may not be unreasonably withheld.  Company shall have the right to require Executive to resign from any board or similar body on which she may then serve if the Board reasonably determines that Executive’s service on such board or body interferes with the effective discharge of Executive’s duties and responsibilities to Company or that any business related to such service is then in competition with any business of Company or any of its affiliates, successors or assigns.  Nothing in this Section 1.3 shall be construed as preventing Executive from engaging in the investment of her personal assets; provided, however, that Executive may not invest in entities that engage in a business that competes directly or indirectly with the Company except to the extent that such entity is publicly traded on a national or regional stock exchange or on an over-the counter market and Executive does not, directly or indirectly, beneficially own more than five percent (5%) of any class of securities of such entity.  Notwithstanding the foregoing, Executive may provide outside consulting services with the prior consent of Company’s Board.

1.4                          No Breach of Contract.  Executive represents to Company that: (i) the execution and delivery of this Agreement by Executive and Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which Executive is a party or otherwise bound; (ii) Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, Executive entering into this Agreement or carrying out her duties hereunder; (iii) Executive is not bound by any employment, consulting, non-compete, confidentiality, trade secret or similar agreement with any other person or entity, and (iv) Executive understands Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance.

1.5                          Location.  Executive’s principal place of employment shall be Company’s offices located in the Los Angeles, California area.  Executive agrees that she will be regularly present at such offices.  Executive acknowledges that she may be required to travel from time to time in the course of performing her duties for Company.

2.                                      Employment Period.  Executive and the Company each acknowledge and agree that Executive’s employment is on an at-will basis, and either Executive or the Company may terminate Executive’s employment at any time in accordance with Section 5 below.  As used in this Agreement, the term “Employment Period” shall mean the period Executive is employed with the Company hereunder.

3.                                      Compensation.

3.1                          Base Salary.  During the Employment Period, Executive’s base salary (the “Base Salary”) shall be paid in accordance with Company’s regular payroll practices in effect from time to time (presently bi-weekly), but not less frequently than in monthly installments.  The Compensation Committee of the Board (the “Committee”) will establish Executive’s Base Salary.

3.2                          Incentive Bonus.  During the Employment Period, Executive shall be eligible to receive an annual incentive bonus (“Incentive Bonus”).  Executive’s target Incentive Bonus amount for each fiscal year during the Employment Period shall be fifty percent (50%) of Executive’s annual rate of Base Salary.  Executive’s Incentive Bonus shall be in an amount to be determined by the Committee in its sole discretion, based on the performance objectives established by the Committee for the particular 12-month period covered by the bonus.  Except as expressly provided in Section 5.3(b) below, payment of Executive’s Incentive Bonus is contingent on Executive’s continued employment with Company through the last day of the 12-month period covered by the bonus and shall be paid not later than two and one-half months after the end of such period.

4.                                      Benefits.  During the Employment Period, Executive shall be entitled to participate in all employee retirement and welfare benefit plans and programs, and paid time off and fringe benefit plans and programs, made available by Company to Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time, and shall be entitled to reimbursement for reasonable business expenses in accordance with Company’s expense reimbursement policies in effect from time to time.

5.                                      Termination.

5.1                          Termination by Company.  Executive’s employment by Company, and the Employment Period, may be terminated at any time by Company: (i) with Cause (as defined in Section 5.5), or (ii) with no less than sixty (60) days advance notice to Executive, without Cause, or (iii) in the event of Executive’s death, or (iv) in the event that the Board determines in good faith that Executive has a Disability (as defined in Section 5.5).

5.2                          Termination by Executive.  Executive’s employment by Company, and the Employment Period, may be terminated by Executive with no less than sixty (60) days advance notice to Company (such notice to be delivered in accordance with Section 5.6); provided, however, that in the case of a termination for Good Reason (as defined in Section 5.5), Executive may provide immediate written notice at the end of the notice and cure period referred to in the “Good Reason” definition in Section 5.5 if Company fails to, or cannot, reasonably cure the event that constitutes Good Reason.

5.3                          Benefits Upon Termination.  If Executive’s employment by Company is terminated during the Employment Period for any reason by Company or by Executive (in any case, the date that Executive’s employment by Company terminates is referred to as the “Severance Date”), Company shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from Company, any payments or benefits except as follows:

(a)                                  Company shall pay Executive (or, in the event of her death, Executive’s estate) any Accrued Obligations (as defined in Section 5.5);

(b)                                 If, during the Employment Period, Executive’s employment with Company terminates as a result of an Involuntary Termination (as defined in Section 5.5), Executive shall be entitled to the following benefits (in addition to the Accrued Obligations and subject to the release requirement of Section 5.4):

(i)                                     Company shall pay Executive, subject to tax withholding and other authorized deductions, an amount equal to the sum of (x) one (1) times her Base Salary at the annual rate in effect on the Severance Date, plus (y) one (1) times her target Incentive Bonus for the year in which the Severance Date occurs.  Such amount is referred to hereinafter as the “Severance Benefit.”  Subject to Section 22(b), Company shall pay the Severance Benefit to Executive in substantially equal installments in accordance with Company’s standard payroll practices over a period of twelve (12) consecutive months, with the first installment payable in the month following the month in which Executive’s Separation from Service (as such term is defined in Section 5.5) occurs.

(ii)                                  Company will pay for Executive’s premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for Executive (and, if applicable, Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that Executive elects such continued coverage; provided that Company’s obligation to make any payment pursuant to this clause (ii) shall, subject to Section 22(b), commence with continuation coverage for the month following the month in which Executive’s Separation from Service occurs and shall cease with continuation coverage for the twelve (12) month period following the month in which Executive’s Separation from Service occurs (or, if earlier, shall cease upon the first to occur of Executive’s death, the date Executive becomes eligible for coverage under the health plan of a future employer, or the date Company ceases to offer group medical coverage to its active executive employees or Company is otherwise under no obligation to offer COBRA continuation coverage to Executive).  To the extent Executive elects COBRA coverage, she shall notify Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures Company may then have in place.

Notwithstanding the foregoing provisions of this Section 5.3, if Executive breaches her obligations under Section 6 of this Agreement at any time, from and after the date of such breach, Executive will no longer be entitled to, and Company will no longer be obligated to pay, any remaining unpaid portion of any benefits provided in Section 5.3(b); provided that, if Executive provides the release contemplated by Section 5.4, in no event shall Executive be entitled to benefits pursuant to Section 5.3(b) of less than $5,000 (or the amount of such benefits, if less than $5,000), which amount the parties agree is good and adequate consideration, in and of itself, for Executive’s release contemplated by Section 5.4.

The foregoing provisions of this Section 5.3 shall not affect: (i) Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; or (iii) Executive’s receipt of benefits otherwise due in accordance with the terms of Company’s 401(k) plan (if any).

5.4                          Release; Exclusive Remedy.

(a)                                  This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option, restricted stock or other equity-based award agreement to the contrary.  As a condition precedent to any Company obligation to Executive pursuant to Section 5.3(b) or any obligation to accelerate vesting of any equity-based award in connection with the termination of Executive’s employment, Executive shall, upon or promptly following her last day of employment with Company, provide Company with a valid, executed general release agreement in a form acceptable to

Company within twenty-one (21) days following the termination of Executive’s employment, and such release agreement shall have not been revoked by Executive pursuant to any revocation rights afforded by applicable law.  Company shall have no obligation to make any payment or provide any benefit to Executive pursuant to Section 5.3(b) (or otherwise accelerate the vesting of any equity-based award in the circumstances as otherwise contemplated by the applicable award agreement) unless and until the release agreement contemplated by this Section 5.4 becomes irrevocable by Executive in accordance with all applicable laws, rules and regulations.

(b)                                 Executive agrees that the payments and benefits contemplated by Section 5.3 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of Executive’s employment) shall constitute the exclusive and sole remedy for any termination of her employment and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.  Company and Executive acknowledge and agree that there is no duty of Executive to mitigate damages under this Agreement.  All amounts paid to Executive pursuant to Section 5.3 shall be paid without regard to whether Executive has taken or takes actions to mitigate damages.

5.5                          Certain Defined Terms.

(a)                                  As used herein, “Accrued Obligations” means:

(i)                                     any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and

(ii)                                  any Incentive Bonus payable pursuant to Section 3.2 earned by Executive with respect to any bonus period ending prior to the Severance Date, to the extent such bonus has not been paid as of the Severance Date; and

(iii)                               any reimbursement due to Executive pursuant to Section 4 for expenses incurred by Executive on or before the Severance Date.

(b)                                 As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding Executive, if she is then a member of the Board), (i) any act of personal dishonesty taken by Executive in connection with her responsibilities as an employee of Company which is intended to result in substantial personal enrichment of Executive and is reasonably likely to result in material harm to Company, (ii) Executive’s commission of a felony, (iii) a willful act by Executive which constitutes misconduct and is materially injurious to Company, or (iv) continued willful violations by Executive of Executive’s obligations to Company after there has been delivered to Executive a written demand for performance from Company which describes the basis for Company’s belief that Executive has willfully violated her obligations to Company.  Failure to achieve Company or individual performance objectives shall not be considered “Cause” for the purposes of this section.

(c)                                  As used herein, “Change in Control” shall mean the occurrence of (a) a “change in the ownership” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(v), (b) a “change in the effective control” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi)(A), or (c) a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(vii).

(d)                                 As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders Executive unable to perform the essential functions of her employment with Company, even with reasonable accommodation that does not impose an undue hardship on Company, for more than 180 days in any 12-month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(e)                                  As used herein, “Good Reason” shall mean the occurrence of any of the following without Executive’s express written consent: (i) a material reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Executive from such duties, position and responsibilities; (ii) a material reduction by Company of Executive’s Base Salary or Incentive Bonus opportunity as in effect immediately prior to such reduction; (iii) the relocation of Executive to a facility or a location more than fifty (50) miles from Executive’s current principal office location; or (iv) a Change in Control; provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) Executive provides written notice to Company of the condition claimed to constitute Good Reason within sixty (60) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 19), and (y) Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of Executive’s employment with Company shall not be treated as a termination for Good Reason unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute Good Reason.

(f)                                    As used herein, “Involuntary Termination” shall mean a termination of Executive’s employment by Company without Cause or by Executive for Good Reason.  For purposes of this Agreement, the term Involuntary Termination shall not include a termination of Executive’s employment due to Executive’s death or Disability.

(g)                                 As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(h)                                 As used herein, a “Separation from Service” occurs when Executive dies, retires, or otherwise has a termination of employment with Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

5.6                          Notice of Termination.  Any termination of Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party.  This notice of termination must be delivered in accordance with Section 19 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.7                          Limitation on Benefits.

(a)                                  Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Executive received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”).  Unless Executive shall have given prior written notice specifying a different order to Company to effectuate the Limited Benefit Amount, Company shall reduce or eliminate the Benefits by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined).  Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.

(b)                                 A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by Company’s independent public accountants or another certified public accounting firm of national reputation designated by Company (the “Accounting Firm”) at Company’s expense.  The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to Company and Executive within five (5) days of the date of termination of Executive’s employment, if applicable, or such other time as requested by Company or Executive (provided Executive reasonably believes that any of the Benefits may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by Executive with respect to any Benefits, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Benefits.  Unless Executive provides written notice to Company within ten (10) days of the delivery of the Determination to Executive that she disputes such Determination, the Determination shall be binding, final and conclusive upon Company and Executive.

6.                                      Confidentiality, Proprietary Information; Non-Solicitation.

6.1                          Company Information. Executive agrees to hold in strictest confidence, and not to use or disclose, except for the benefit of Company, to any person, firm or corporation, any Confidential Information of Company or any of its affiliates (Company and its affiliates are referred to, collectively, as the “The Company Group”).  “Confidential Information” means any of The Company Group’s proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, products, services, customer lists and customers (including, but not limited to, customers of The Company Group on whom Executive calls or with whom Executive becomes acquainted during the Employment Period), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering data, hardware configuration information, marketing, financial or other business information which are (a) disclosed to Executive by The Company Group either directly or indirectly in writing, orally or by drawings or observation of parts or equipment, or (b) developed by Executive solely or jointly with others on behalf of The Company Group.  All inventions and developments on the part of Executive during the Employment Period shall be “works for hire” on behalf of The Company Group and shall be the sole property of The Company Group.  Confidential Information does not include any of the foregoing items which has become publicly known or made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

6.2                          Former Employer Information.  Executive will not, during the Employment Period, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Executive will not bring onto the premises of Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

6.3                          Third Party Information.  Executive recognizes that The Company Group has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on The Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Executive’s work for Company consistent with The Company Group’s agreement with such third party.

6.4                          Non-Interference with Customers.  During the period of Executive’s employment with The Company Group and for a period of twelve (12) months thereafter, Executive will not, directly or indirectly through any other Person, use Confidential Information to influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of The Company Group to divert their business away from The Company Group, and Executive will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between The Company Group, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

6.5                          Non-Solicitation of Employees.  During the period of Executive’s employment with The Company Group and for a period of twelve (12) months thereafter, Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or at any time within six (6) months prior thereto was, an employee of an entity within The Company Group who earned annually $25,000 or more as an employee of such entity during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with any entity in The Company Group.

6.6                          Understanding of Covenants.  Executive acknowledges that, in the course of her employment with The Company Group, she has become familiar, or will become familiar, with The Company Group’s trade secrets and with other confidential and proprietary information concerning The Company Group and that her services have been and will be of special, unique and extraordinary value to The Company Group.  Executive agrees that the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”) are reasonable and necessary to protect The Company Group’s trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

Without limiting the generality of Executive’s agreement in the preceding paragraph, Executive (i) represents that she is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that she is fully aware of her obligations hereunder, (iii) agrees to the reasonableness of the length of time and scope of the Restrictive Covenants, and (iv) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 regardless of whether Executive is then entitled to receive severance pay or benefits from Company.  Executive understands that the Restrictive Covenants may limit her ability to earn a livelihood in a business similar to the business of The Company Group, but she nevertheless believes that she has received and will receive sufficient consideration and other benefits as an employee of Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given her education, skills and ability), Executive does not believe would prevent her from otherwise earning a living.  Executive agrees that the Restrictive Covenants do not confer a benefit upon Company disproportionate to the detriment of Executive.

6.7                          Enforcement.  Executive agrees that Executive’s services are unique and that she has access to Confidential Information.  Accordingly, without limiting the generality of Section 18, Executive agrees that a breach by Executive of any of the covenants in this Section 6 would cause immediate and irreparable harm to Company that would be difficult or impossible to measure, and that damages to Company for any such injury would therefore be an inadequate remedy for any such breach.  Therefore, Executive agrees that in the event of any breach or threatened breach of any provision of this Section 6, Company shall be entitled, in addition to and without limitation upon all other remedies Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6, or require Executive to account for and pay over to Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 6 if and when final judgment of a court of competent jurisdiction or arbitrator, as applicable, is so entered against Executive.  Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following the Severance Date, as determined pursuant to the foregoing provisions of this Section 6, such period of time shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant.

7.                                      Indemnification, Liability Insurance.  Company agrees to indemnify Executive and hold Executive harmless to the fullest extent permitted by applicable law and under the bylaws of Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from Executive’s good-faith performance of Executive’s duties and obligations to Company.  Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists (but in any case not for more than six years), after the Employment Period in substantially the same amount and on substantially the same terms as Company covers its other active officers and directors.

8.                                      Withholding Taxes.  Notwithstanding anything herein to the contrary, Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

9.                                      Successors and Assigns.

(a)                                  This Agreement is personal to Executive and without the prior written consent of Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns.  Without limiting the generality of the preceding sentence, Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

10.                               Section Headings; Number and Gender.  The section headings of, and titles of paragraphs and subparagraphs contained in this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.  As used herein, where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

11.                               Governing Law.  This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.  Jurisdiction and venue of any action pertaining to the Agreement shall be in Orange County, California.

12.                               Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

13.                               Entire Agreement.  This Agreement, embodies the entire agreement of the parties hereto respecting the matters within its scope.  This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof (including, without limitation, the Prior Employment Agreement).  Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect.  There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

14.                               Modifications.  This Agreement may not be amended, modified or changed, in whole or in part, except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15.                               Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.                               Mediation.  Any controversy arising out of or relating to Executive’s employment (whether or not before or after the expiration of the Employment Period), any termination of Executive’s employment, this Agreement, the enforcement or interpretation of any of such agreements, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of any such agreement, including (without limitation) any state or federal statutory claims, shall be submitted to mediation in Orange County, California, before a mediator selected from Judicial Arbitration and Mediation Services, Inc. or its successor (“JAMS”), or if JAMS is no longer able to supply the mediator, such mediator shall be selected from the American Arbitration Association; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while mediation is pending.  All matters not resolved by mediation may be litigated.  The parties agree that Company shall be responsible for payment of the forum costs of any mediation hereunder, including the mediator’s fee.

17.                               Insurance.  Company shall have the right at its own cost and expense to apply for and to secure in its own name, or otherwise, life, health or accident insurance or any or all of them covering Executive, and Executive agrees to submit to any usual and customary medical examination and otherwise cooperate with Company in connection with the procurement of any such insurance and any claims thereunder.

18.                               Remedies.  Notwithstanding anything to the contrary in Section 16, each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement.  Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

19.                               Notices.

(a)                                  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested.  Any notice shall be duly addressed to the parties as follows:

(i)                                     if to Company

Willdan Group, Inc.

2401 E. Katella Avenue, #300

Anaheim, CA 92806

Attn: Board of Directors

with a copy to:

Robert L. Lavoie, Esq.

LAVOIE & JARMAN

2401 E. Katella Ave.,

Suite 310Anaheim, CA 92806

(ii)                                  if to Executive, to the address most recently on file in the payroll records of Company.

(b)                                 Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 19 for the giving of notice.  Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

20.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

21.                               Legal Counsel; Mutual Drafting.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.  Executive agrees and acknowledges that she has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

22.                               Section 409A.

(a)                                  It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A.  The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive.

(b)                                 If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s Separation from Service, Executive shall not be entitled to any payment or benefit pursuant to Section 5.3(b) until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of Executive’s death.  The provisions of this Section 22(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.  Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s Separation from Service that are not so paid by reason of this Section 22(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death).

(c)                                  To the extent that any benefits pursuant to Section 4 or 5.3(b)(ii) are taxable to Executive, any reimbursement payment due to Executive pursuant to such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred.  The benefits pursuant to such sections are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such benefits that Executive receives in any other taxable year.

IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of the Effective Date.

“COMPANY”		“EXECUTIVE”
Willdan Group, Inc.,
a Delaware corporation

By:	/s/ Thomas D. Brisbin	/s/ Kimberly D. Gant
Name:	Thomas D. Brisbin	Kimberly D. Gant
Title:	Chief Executive Officer